Exhibit 99.1

Technitrol Reports Q109 Results, Board Declares Dividend

PHILADELPHIA--(BUSINESS WIRE)--May 4, 2009--Technitrol, Inc. (NYSE:TNL) announced results for its first fiscal quarter ended March 27, 2009. First-quarter results include:

  consolidated revenues of $182.2 million, compared with $212.8 million in the previous quarter and $274.0 million in the first quarter of 2008;
  very weak end-product demand and significant customer inventory reductions principally during January and February in the electronics and electrical businesses, partly offset by:

    a March rebound in electronic component shipments; and
    stable demand in military/aerospace electronics markets and quarter-over-quarter revenue growth in automotive electronic components, driven by the progressive ramp-up of ignition coil production in China;
  reductions in SG&A and indirect manufacturing expenses amounting to approximately $30 million per year compared with the first quarter of 2008. Because of timing issues, the first quarter of 2009 did not reflect the full benefit of the most recent cost reductions;
  adjusted EBITDA (see non-GAAP table) of $12.3 million;
  earnings per diluted share included approximately $0.18 from foreign-exchange gains and approximately $0.03 resulting from insurance proceeds related to the May 2008 earthquake in Mianyang, China;

  a $2.5 million repayment of long-term debt. In future quarters, increasing amounts of debt repayment are expected from:

    an absence of significant cash restructuring expense after the second quarter;
    lower shareholder dividend payments (in keeping with the recently reduced declarations);
    non-recurrence of one-time first quarter expenses related to amending the credit agreement; and
    non-recurrence of a $2.1 million outlay to fund retirement plan obligations in the first quarter;
  working capital reductions totaling $25.1 million (principally inventory reductions), or approximately 14%, from the end of the fourth quarter, due mainly to aggressive inventory management and correspondingly little purchasing to replace consumed inventory; and
  capital spending of only $3.2 million, in line with the company’s conservation budget run rate for 2009.

Technitrol’s first-quarter GAAP operating loss included the following items:

  pre-tax severance expenses amounting to approximately $2.9 million, mainly related to previously announced work force reductions necessary to match anticipated future business levels; and
  pre-tax non-cash charges, none of which affect non-GAAP financial results or the company’s compliance with debt covenants, of:

    approximately $5.6 million, related to impairment of fixed assets in certain divisions of the Electronic Components Group. The impairments relate to reduced customer demand forecasts and also production equipment dedicated to end-of-life customer products; and
    approximately $68.9 million for the impairment of goodwill at our wireless product division, based on an analysis of Technitrol’s equity market value and internal demand forecasts as of March 27, 2009. If the analysis were done under current market conditions, a different result would ensue. The final amount of the impairment will be recorded upon completion of third-party appraisals.

Excluding the above items, operating profit was $2.6 million in the first quarter (see non-GAAP table).

Based on industry reports, customer input and internal analysis, the company expects second-quarter revenues to be roughly comparable to first-quarter levels, as electronics supply chain inventory bottoming is offset by softer electrical markets, particularly in Europe. Excluding severance, asset-impairment and other associated costs, second-quarter adjusted EBITDA is expected to improve from first-quarter levels, due to the full realization of savings from recent cost-reduction efforts, plus additional benefit from the transfer of acoustical components to Vietnam and automotive components to China and overall improved plant loading.

For the foreseeable future, Technitrol believes it will continue producing sufficient EBITDA and/or free cash flows to remain compliant with the covenants of its amended debt agreement. To reduce its indebtedness as expediently as possible, the company will continue:

  consolidating both electronic and electrical component production into locations where it can be done most efficiently;
  committing capital to product lines serving markets with high growth potential;
  divesting assets, where appropriate, such as the microelectromechanical systems (MEMS) business and possibly the Electrical Contact Products Group (AMI Doduco);
  completing the transfer of automotive electronics and former Sonion operations to low-cost production locations in China and Vietnam; and
  rigorously managing working capital.

Separately, Technitrol announced that its board of directors has declared a quarterly shareholder dividend to $0.025 per common share, an amount equal to that declared in the previous quarter, payable July 17, 2009 to shareholders of record on July 3, 2009.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-K report for the year ended December 26, 2008 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with item 1a of the 10-K report.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Monday, May 4, 2009 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on May 4, 2009 and concluding at midnight, May 11, 2009. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended
	3/27/2009	3/28/2008

Net sales	$182,207	$274,004
Cost of goods sold	146,741	217,789
Gross profit	35,466	56,215
Selling, general and administrative expenses	32,899	40,373
Severance, impairment and other associated costs	77,315	1,965
Operating (loss) profit	(74,748)	13,877

Interest (expense), net	(4,985)	(2,086)
Other income, net	8,914	3,977
(Loss) earnings from continuing operations before income taxes and non-controlling interest	(70,819)	15,768
Income taxes	(129)	521
Net (loss) earnings from continuing operations before non-controlling interest	(70,690)	15,247
Net loss from discontinued operations	(3,870)	(429)
Net (loss) earnings before non-controlling interest	(74,560)	14,818
Net (loss) earnings attributable to non- controlling interest	(12)	81
Net (loss) earnings attributable to Technitrol, Inc.	(74,548)	14,737

AMOUNTS ATTRIBUTABLE TO TECHNITROL, INC.

Net (loss) earnings from continuing operations	(70,678)	15,166
Net loss from discontinued operations	(3,870)	(429)
Net (loss) earnings attributable to Technitrol, Inc.	(74,548)	14,737

Basic (loss) earnings per share from continuing operations	(1.73)	0.37
Basic (loss) per share from discontinued operations	(0.10)	(0.01)
Basic (loss) earnings per share	(1.83)	0.36

Diluted (loss) earnings per share from continuing operations	(1.73)	0.37
Diluted (loss) per share from discontinued operations	(0.10)	(0.01)
Diluted (loss) earnings per share	(1.83)	0.36

Weighted average common and equivalent shares outstanding	40,809	40,836

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended
	3/27/2009	3/28/2008
Net sales
Electronic components	$123,583	$170,016
Electrical contact products	58,624	103,988
Total net sales	182,207	274,004

Operating (loss) profit
Electronic components	(73,218)	8,067
Electrical contact products	(1,530)	5,810
Total operating (loss) profit	(74,748)	13,877

FINANCIAL POSITION (UNAUDITED)
(in thousands, except per-share amounts)	3/27/2009	12/26/2008

Cash and equivalents	$32,870	$41,401
Trade receivables, net	123,731	128,010
Inventories	104,422	127,074
Other current assets	45,368	58,568
Fixed assets	129,741	152,731
Other assets	186,507	262,127
Total assets	622,639	769,911
Current position of long-term debt	21,800	17,189
Accounts payable	58,125	75,511
Accrued expenses	75,641	86,477
Long-term debt	318,500	326,000
Other long-term liabilities	55,803	56,602
Total liabilities	529,869	561,779
Equity	92,770	208,132

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	3/27/09	12/26/08	3/28/08

Net (loss) earnings attributable to Technitrol, Inc.	$(74,548)	$(295,321)	$14,737
Net loss from discontinued operations	3,870	171	429
Net (loss) earnings attributable to non-controlling interest	(12)	140	81
Income taxes	(129)	(16,881)	521
Interest expense, net	4,985	4,291	2,086
Other income	(8,914)	(411)	(3,977)
Depreciation and amortization	9,764	11,648	10,013
EBITDA	(64,984)	(296,363)	23,890
Severance, impairment and other associated costs	77,315	315,910	1,965
Other adjustments: impact of purchase accounting adjustments	--	--	1,875
Adjusted EBITDA	12,331	19,547	27,730

2. Net (loss) earnings per diluted share excluding severance, impairment and other associated costs and other adjustments
	Quarter Ended
	3/27/09	12/26/08	3/28/08

Net (loss) earnings per diluted share	$(1.83)	$(7.24)	$0.36
Diluted loss per share from discontinued operations	0.10	0.00	0.01
After-tax severance, impairment and other associated costs, per share	1.86	7.29	0.04
Other adjustments: amortization of an amended credit facility’s fees, purchase accounting adjustments, accelerated depreciation and impact of settlement of foreign exchange forward contracts, per share	0.02	--	(0.05)
Net earnings per diluted share excluding severance, impairment and other associated costs and other adjustments	0.15	0.05	0.36

3. Segment (loss) operating profit excluding severance, impairment and other associated costs, purchase accounting adjustments and accelerated depreciation
	Quarter Ended
	3/27/09	12/26/08	3/28/08

Electronic components operating (loss) profit	$(73,218)	$(306,712)	$8,067
Pre-tax severance, impairment and other associated costs	77,035	314,290	1,965
Pre-tax impact of purchase accounting adjustments and accelerated depreciation	--	--	2,110
Electronic components operating profit, excluding severance, impairment and other associated costs, purchase accounting adjustments and accelerated depreciation	3,817	7,578	12,142

Electrical contact products operating (loss) profit	(1,530)	(1,299)	5,810
Pre-tax severance, impairment and other associated costs	281	1,620	--
Electrical contact products operating (loss) profit, excluding severance, impairment and other associated costs	(1,249)	321	5,810

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428